As filed with the Securities and Exchange Commission on September 19, 2019

Registration No. 333-221803

UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tribune Media Company

(Exact name of registrant as specified in its charter)

Delaware	36-1880355
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

515 North State Street, Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 222-3394.

Thomas E. Carter

Treasurer

Tribune Media Company

515 North State Street

Chicago, Illinois 60654

(312) 222-3394

(Name, address and telephone number of agent for service)

With copies to:

Peter J. Loughran, Esq.

Morgan J. Hayes, Esq.

Meir D. Katz, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐	Non-Accelerated Filer	☐
Smaller Reporting Company	☐	Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

RECENT EVENTS: DEREGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Tribune Media Company (the “Company”), removes from registration all of the unsold securities registered under the Registration Statement on Form S-3 (Registration Number 333-221803) filed by the Company with the U.S. Securities and Exchange Commission on November 29, 2017 (the “Registration Statement”), pertaining to the registration of 14,145,447 shares of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”).

On September 19, 2019, pursuant to that certain Agreement and Plan of Merger, dated November 30, 2018, by and among the Company, Nexstar Media Group, Inc., a Delaware corporation (“Nexstar”), and Titan Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Nexstar (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Nexstar (the “Merger”).

As a result of the Merger, the Company is terminating all offerings of its Class A Common Stock pursuant to the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all shares of its Class A Common Stock registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that were registered but which remain unsold at the termination of the offering. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on September 19, 2019.

TRIBUNE MEDIA COMPANY

By:	/s/ Thomas E. Carter
Name: Thomas E. Carter
Title: Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.